Exhibit 99.2

Blue Water Acquisition Corp. III
Announces Closing of Upsized $253 Million Initial Public Offering

GREENWICH, CT, June 11, 2025 – Blue Water Acquisition Corp. III (the “Company”) (Nasdaq: BLUWU), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company and led by Chairman and Chief Executive Officer Joseph Hernandez, today announced the closing of its upsized initial public offering of 25,300,000 units, which includes 3,300,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option, at an offering price of $10.00 per unit, resulting in gross proceeds of $253,000,000.

The Company’s units began trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “BLUWU” on June 10, 2025. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be traded on Nasdaq under the symbols “BLUW” and “BLUWW,” respectively.

BTIG, LLC acted as sole book-running manager for the offering.

The registration statements relating to the securities sold in the initial public offering were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) or automatically effective on June 9, 2025. The offering was made only by means of a prospectus, copies of which may be obtained from: BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Blue Water Acquisition Corp. III

Blue Water Acquisition Corp. III is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company intends to focus on high-potential companies in the artificial intelligence (AI), biotechnology, healthcare and technology sectors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact:

Steph Mercier

15 E. Putnam Avenue, Suite 363

Greenwich, CT 06830

(203) 489-2110